                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: November 13, 2001



                             HELMERICH & PAYNE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                              1-4221                       73-0679879
--------------------------------------------------------------------------------
(State or other                  (Commission File               (I.R.S. Employer
jurisdiction of                       Number)                    Identification
incorporation)                                                        Number)


Utica at Twenty-first Street, Tulsa, Oklahoma                        74114
--------------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)


                                 (918) 742-5531
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)


                               Page 1 of 10 Pages.

Item 9. Other Events.

        On November 13, 2001, Helmerich & Payne, Inc. issued the following press release:

        "Tulsa, OK - Helmerich & Payne, Inc. announced record net income of $144,254,000 ($2.84 per share) from revenues of $826,854,000 for the fiscal year ended September 30, 2001. Net income for the previous year was $82,300,000 ($1.64 per share) from revenues of $631,095,000. Net income included gains from the sale of equity securities of $0.01 per share for 2001, and $0.16 per share for 2000. Also included in FY2000 net income was $0.13 per share of gains related to a non-monetary dividend received, and a gain on the conversion of shares of common stock of a company investee pursuant to that investee being acquired.

        Fourth quarter net income was $28,228,000 ($0.56 per share) from revenues of $195,513,000, compared with net income of $24,009,000 ($0.48 per share) from revenues of $177,698,000 for last year's fourth quarter. Included in this year's fourth quarter results is a loss of $0.02 per share from non-cash write-downs related to its portfolio of other publicly held stocks. As required by FAS 115, several securities were written down as a result of their market value declining below their financial cost basis. There were no gains or losses reported during last year's fourth quarter from sales or write-downs of the Company's securities.

        Driven by the increase in natural gas prices, the Oil & Gas Division reported a record operating profit of $100.8 million, compared with $71.9 million last year. During the twelve months ended September 30, 2001, there was significant volatility in natural gas prices, reaching record high average levels for the Company in January of $8.73 per mcf, but declining throughout the rest of the spring and summer to $2.03 per mcf in September. Natural gas prices for FY2001 averaged $4.55 per mcf, a 63% increase over the $2.79 per mcf averaged last year. Crude oil prices for the year averaged $27.88 per barrel, compared with $27.95 per barrel in the previous year. Natural gas production declined to an average of 116.1 mmcf/day during 2001, from 128.2 mmcf/day in 2000. Crude oil production averaged 2,242 barrels a day in 2001, compared with 2,405 barrels in 2000.

        Expenses were higher due to an increased exploration budget and higher operating service costs. Dry hole and abandonment expense for the Oil & Gas Division totaled $33.5 million for 2001, compared with $22.6 million for 2000. Additionally, producing property impairment write-downs totaled $8.9 million in 2001, compared with $4.0 million in 2000. Other expenses relating to the Division were up sharply over last year, mainly due to increases in geophysical expenses and a significant rise in ad valorem and production taxes due to higher revenues.

        Total oil and gas reserves for the Company fell to 252 billion cubic feet equivalent (bcfe) of natural gas as of September 30, 2001, from 300 bcfe as of September 30, 2000. A large portion of the decline (23 bcfe) was a result of the lower natural gas price ($1.90 per mcf) used in this year's calculation, versus $5.13 per mcf used in last year's calculation.

        As previously announced, an investment banking firm is currently assisting the Company in its effort to establish the Oil & Gas Division as a separate public entity and potentially expanding that operation through some sort of combination. The Company is continuing to hold serious discussions with selected companies and, while time consuming, the Company's selective process has produced viable candidates and substantive negotiations aimed toward maximizing shareholder value.

        Driven by significantly higher U.S. land rig dayrates and profit margins, the Company's Contract Drilling Division recorded the highest level of operating profit in its 82-year history. Operating profit totaled $136.2 million for 2001, compared with $45.6 million in 2000. U.S. land rig revenue per day averaged $14,230 for 2001, compared with $9,080 in 2000. Average offshore platform revenue per day was flat compared with last year at just under $28,500. U.S. land rig utilization averaged 97% for 2001, compared with 85% in 2000, while U.S. offshore platform utilization averaged 98% this year, compared with 94% last year.

        Operating profit for contract drilling's international operations increased to $28.5 million this year, compared with $9.8 million last year. Improved performance in Venezuela, Ecuador and Argentina, and a full year of labor contract income in Equatorial Guinea, helped improve operating profits. Rig utilization improved to 56% in 2001, from an average of 47% in 2000.

               Also impacting total contract drilling operating profit was the reduction in depreciation expense due to the change in the Company's estimated useful life for drilling equipment. The previously announced change from a 10-year depreciation term, to a 15-year depreciation term effective October 1, 2000, resulted in a $7.5 million and $30.0 million improvement in contract drilling operating profit for the three month and twelve month periods ended September 30, 2001, respectively, and a $0.09 and $0.36 per share net income improvement during those same periods. The change affected quarterly domestic operating profit by $3.8 million and international operating profit by $3.7 million.

               The Company President and CEO, Hans Helmerich, commented, "Natural gas prices and U.S. rig dayrates reached all-time highs during the past year, yet both are now experiencing demand driven declines. We believe these downward trends will be somewhat short-lived as in the last cycle, and that the Company is well positioned to benefit when the environment improves."

               Fourth Quarter Review
               ---------------------
               During the fourth quarter, the Contract Drilling Division experienced its highest dayrates ever in the U.S. land rig sector, which resulted in a record $48.9 million of operating profit for the Division. On the other hand, in the Oil & Gas Division natural gas prices fell dramatically during the fourth quarter and the Company experienced higher dry hole, abandonment, and impairment write-downs than in the previous year. Overall, the Company posted higher operating profit and net income for this year's fourth quarter compared to last year's fourth quarter.

               Average natural gas prices for this year's fourth quarter were $2.66 per mcf, compared with $3.65 per mcf in last year's fourth quarter. Crude oil prices averaged $25.33 per barrel during the fourth quarter of this year, compared with $31.02 per barrel in last year's fourth quarter. Fourth quarter production for natural gas and oil declined compared to last year's fourth quarter. Natural gas production was 112.1 mmcf/day, compared with 125.8 mmcf/day last year. Oil production was 2,060 barrels per day this year, versus 2,813 barrels per day in last year's fourth quarter.

               In the recent fourth quarter, dry hole and abandonment charges for the Oil & Gas Division totaled $8.3 million, geophysical expenses were $1.8 million and property impairment charges totaled $4.5 million.

               These expenses compare with last year's fourth quarter totals of $8.0 million for dry hole and abandonment charges, $0.8 million of geophysical charges and $3.7 million of impairment charges. Other expenses were up for the fourth quarter due to higher ad valorem taxes and depreciation and depletion charges.

               Contract Drilling operating profit was $48.9 million for this year's fourth quarter, more than triple that of the $15.2 million recorded for last year's fourth quarter. Both the U.S. land and offshore platform rigs experienced 100% utilization during this year's fourth quarter, compared with 94% utilization for both U.S. land and offshore rig fleets in last year's fourth quarter. International rig utilization was 62% for this year's fourth quarter versus 50% last year. Average U.S. land rig revenue per day rose to $16,386, compared with $9,842 during last year's fourth quarter. Platform rig dayrates were up slightly, as were average dayrates for international rigs. Improvements in operating earnings in Ecuador and Argentina helped push international operating profits substantially above those recorded for last year's fourth quarter.

               Outlook
               -------
               The Company also announced today new guidance for projected FY2002 net income. It is estimated that average oil and gas production levels for the coming year will possibly decline by 10% or more from those recorded in 2001, because of the reduced drilling capital expenditure program planned for FY2002. Estimated revenues and operating profit for the Oil & Gas Division are highly sensitive to natural gas prices. Based on average wellhead commodity prices for FY2002 of $2.75 per mcf of natural gas and $21.00 per barrel of oil, and based on 100 mmcf/d of natural gas production and 1,800 barrels per day of oil production, the Company projects an estimated $32.0 million of operating profit for the Oil & Gas Division. Clearly this is a subjective number based on other variables such as dry hole costs, geophysical expenses, possible impairment charges, and other expenses.

               Guidance for the Contract Drilling Division assumes an average U.S. land rig dayrate of $12,300 per day and U.S. land rig utilization of 78%, offshore platform utilization of 85% and international rig utilization at 58%. Based on current capital expenditure plans for 2002, the Company anticipates that total U.S. land rigs available will rise from its current level of 51 to 74 by the end of FY2002, available offshore platform rigs will increase from 10 to 12, and the number of international rigs will remain at 32.

               Given these assumptions, it is estimated that operating profit for the U.S. contract drilling operations will range from $75 to $85 million for FY2002. International operating profit will range from $25 to $30 million.

               Given these general assumptions, it is estimated that the Company's net income for FY2002 will range from $1.50 to $1.65, with significant sensitivity to natural gas and oil prices, rig dayrates, rig utilizations, taxes, and other variables.

               The Company plans to add 18 more FlexRigs(TM) and 2 offshore platform rigs to its fleet during FY2002, and 10 FlexRigs in FY2003. Fleet additions for this year, along with refurbishment of existing rigs and other capital equipment, are estimated to bring total capital spending for the Contract Drilling Division for FY 2002 to approximately $340 million. Capital spending for the Company's Oil & Gas Division, earlier estimated to be $80 million for FY 2002, has been reduced to approximately $50 million. It is anticipated that the total capital budget of $390 million will be funded by a combination of existing cash on hand, operating cash flow, the sale of portfolio securities, and/or additional borrowing. During FY2001, capital spending totaled approximately $182 million for the Contract Drilling Division and approximately $95 million for the Oil & Gas Division.

               Helmerich & Payne, Inc. (HP/NYSE) is an energy-oriented company engaged in contract drilling and oil and gas exploration and production. Currently, H&P has 51 U.S. land rigs, 10 U.S. platform rigs located in the Gulf of Mexico, 32 rigs located in South America, and 11 land rigs and 2 offshore platform rigs under construction or modification. The Company also holds substantial equity investments in several other publicly owned corporations.

               Helmerich & Payne, Inc.'s conference call/webcast is scheduled for today at 3:30 p.m. ET (2:30 p.m. CT). To listen, go to www.videonewswire.com/HELMERICHPAYNE/111301/. If you are unable to participate during the live webcast, the call will be archived for 60 days on the website www.prnewswire.com.

         The information contained within this announcement is forward looking and involves risks and uncertainties that could significantly impact expected results. A discussion of these risks and uncertainties is contained in the Company's Form 10-Q filed with the Securities and Exchange Commission on August 13, 2001."

                             HELMERICH & PAYNE, INC.
                                    UNAUDITED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  09/30/01         09/30/00
                                                ------------     ------------
CONSOLIDATED CONDENSED BALANCE SHEETS
-------------------------------------
ASSETS:
 Total current assets                           $    331,412     $    265,144
 Investments                                         200,286          304,326
 Net property, plant, and equipment                  818,404          673,605
 Other assets                                         14,405           16,417
                                                ------------     ------------
TOTAL ASSETS                                    $  1,364,507     $  1,259,492
                                                ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
 Total current liabilities                      $    121,221     $     78,894
 Total noncurrent liabilities                        166,809          174,895
 Long-term debt                                       50,000           50,000
 Total Shareholders' Equity                        1,026,477          955,703
                                                ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $  1,364,507     $  1,259,492
                                                ============     ============


                                               THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                   SEPTEMBER 30                 SEPTEMBER 30
                                                2001          2000          2001           2000
                                             ----------    ----------    ----------     ----------
CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
REVENUES:
 Sales and other operating revenues          $  195,124    $  173,927    $  816,262     $  599,122
 Income from investments                            389         3,771        10,592         31,973
                                             ----------    ----------    ----------     ----------
                                                195,513       177,698       826,854        631,095
                                             ----------    ----------    ----------     ----------
COST AND EXPENSES:
 Operating costs                                101,136        87,397       413,378        316,933
 Depreciation, depletion and amortization        25,206        30,299        87,309        110,851
 Dry holes and abandonments                       8,416         8,054        34,042         22,692
 Taxes, other than income taxes                  10,430         7,244        41,640         29,202
 General and administrative                       3,753         2,957        15,415         11,578
 Interest                                           919           687           (32)         3,076
                                             ----------    ----------    ----------     ----------
                                                149,860       136,638       591,752        494,332
                                             ----------    ----------    ----------     ----------
INCOME BEFORE INCOME TAXES AND EQUITY
IN INCOME OF AFFILIATE                           45,653        41,060       235,102        136,763

INCOME TAX EXPENSE                               18,195        17,894        93,027         57,684

EQUITY IN INCOME OF AFFILIATE,
 net of income taxes                                770           843         2,179          3,221
                                             ----------    ----------    ----------     ----------

NET INCOME                                   $   28,228    $   24,009    $  144,254     $   82,300
                                             ==========    ==========    ==========     ==========

EARNINGS PER COMMON SHARE:
 Basic                                       $     0.56    $     0.48    $     2.88     $     1.66
 Diluted                                     $     0.56    $     0.48    $     2.84     $     1.64

Average common shares outstanding:
 Basic                                           49,907        49,694        50,096         49,534
 Diluted                                         50,267        50,319        50,772         50,035

                             HELMERICH & PAYNE, INC.
                                    UNAUDITED
                                 (IN THOUSANDS)


                                                THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                   SEPTEMBER 30                 SEPTEMBER 30
                                               2001           2000           2001           2000
                                            ----------     ----------     ----------     ----------
FINANCIAL RESULTS - LINES OF BUSINESS
-------------------------------------
SALES AND OTHER REVENUES:

 Contract Drilling - Domestic               $  103,630     $   57,845     $  332,399     $  214,531
 Contract Drilling - International              40,544         37,204        154,890        136,549
                                            ----------     ----------     ----------     ----------
      Total Contract Drilling Division         144,174         95,049        487,289        351,080
                                            ----------     ----------     ----------     ----------

 Exploration and Production                     32,294         51,867        217,194        157,583
 Natural Gas Marketing                          16,450         24,748        100,111         80,907
                                            ----------     ----------     ----------     ----------
      Total Oil and Gas Division                48,744         76,615        317,305        238,490
                                            ----------     ----------     ----------     ----------

 Real Estate Division                            2,192          2,315         11,018          8,999
 Investments and Other Income                      403          3,719         11,242         32,526
                                            ----------     ----------     ----------     ----------
      Total Revenues                        $  195,513     $  177,698     $  826,854     $  631,095
                                            ==========     ==========     ==========     ==========

OPERATING PROFIT (LOSS):

 Contract Drilling - Domestic               $   39,696     $   11,089     $  107,691     $   35,808
 Contract Drilling - International               9,164          4,121         28,475          9,753
                                            ----------     ----------     ----------     ----------
      Total Contract Drilling Division          48,860         15,210        136,166         45,561
                                            ----------     ----------     ----------     ----------

 Exploration and Production                        532         24,550         95,579         66,604
 Natural Gas Marketing                             437          1,284          5,254          5,271
                                            ----------     ----------     ----------     ----------
      Total Oil and Gas Division                   969         25,834        100,833         71,875
                                            ----------     ----------     ----------     ----------

 Real Estate Division                            1,003          1,329          6,315          5,346
                                            ----------     ----------     ----------     ----------
      Total Operating Profit                    50,832         42,373        243,314        122,782
                                            ----------     ----------     ----------     ----------

OTHER                                           (5,179)        (1,313)        (8,212)        13,981

INCOME BEFORE INCOME TAXES AND
                                            ----------     ----------     ----------     ----------
 EQUITY IN INCOME OF AFFILIATE:             $   45,653     $   41,060     $  235,102     $  136,763
                                            ==========     ==========     ==========     ==========




AVERAGE PRODUCTION AND PRICES
-----------------------------
 PRODUCTION
 ----------
   Oil - Barrels Per Day                         2,060          2,813          2,242          2,405
   Natural Gas - Mcf Per Day                   112,058        125,782        116,128        128,204

 SALES PRICES
 ------------
   Oil - $ Per Barrel                            25.33          31.02          27.88          27.95
   Natural Gas - $ Per Mcf                        2.66           3.65           4.55           2.79

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      HELMERICH & PAYNE, INC.
                                           (Registrant)


                                      By: /s/ STEVEN R. MACKEY
                                         ---------------------------------------
                                         Name:  Steven R. Mackey
                                         Title: Vice President


Dated: November 13, 2001